Exhibit 99.1 NEWS RELEASE Contact: Lauren Dresnick, New Venture Communications Phone Number: 650-343-2735 Email: ldresnick@newventurecom.com

GlobalSCAPE Hires New Executive Vice President of Sales

SAN ANTONIO, Texas-April 13, 2010-GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, has hired William Buie as Executive Vice President of Sales. Mr. Buie succeeds Jeff Gehring who has left the company to pursue other opportunities. Mr. Buie is an accomplished high-tech industry executive with nearly 30 years of sales and marketing management experience. Prior to joining GlobalSCAPE, Mr. Buie was a senior vice president with Fujitsu, a global IT services, hardware and software provider, where he was responsible for alliance, channel, and system integrator sales in North America.

"We are extremely pleased to have Bill join our executive team," said Jim Morris, president and CEO of GlobalSCAPE. "He is a dynamic and seasoned sales and business development professional. With his experience building and growing successful teams in a wide range of enterprise and consumer environments, Bill will be instrumental in increasing GlobalSCAPE's global business."

Prior to Fujitsu, Mr. Buie was the Vice President of Global Strategic Partner Sales at Symantec Corporation where he grew re-sell bookings from $43M in 2004 to $933M in 2008. He also has prior executive experience in direct and channel marketing with IBM. Mr. Buie holds a bachelor of journalism degree from the University of Missouri and completed the Finance for Executives program at the Wharton School of Business.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) and wide area file services (WAFS) solutions for securely exchanging critical information over the Internet, within an enterprise, and with business partners. Since the release of CuteFTP in 1996, GlobalSCAPE's solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE's products and services, visit www.globalscape.com or the Company's Secure Info Exchange blog.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2009 calendar year, filed with the Securities and Exchange Commission on March 30, 2010.